Exhibit 4.1

EXECUTION VERSION

THE GEO GROUP, INC.,

as Issuer,

GEO RE Holdings LLC, Correctional Services Corporation, LLC, Correctional Systems, LLC, CCG I, LLC, Cornell Abraxas Group, Inc., Cornell Corrections Management, LLC, Cornell Corrections of Alaska, Inc., Cornell Corrections of California, Inc., Cornell Interventions, Inc., Cornell Corrections of Texas, Inc., Cornell Corrections of Rhode Island, Inc., WBP Leasing, LLC, CPT Limited Partner, LLC, CPT Operating Partnership L.P., Correctional Properties Prison Finance LLC, Public Properties Development and Leasing LLC, GEO Holdings I, Inc., GEO Acquisition II, Inc., GEO Transport, Inc., BII Holding Corporation, BII Holding I Corporation, Behavioral Holding Corp., Behavioral Acquisition Corp., B.I. Incorporated, Cornell Companies of Texas OS, LLC, Cornell Companies of California OS, LLC, Cornell Abraxas Group OS, LLC, GEO Corrections Holdings, Inc., GEO Operations, LLC, Municipal Corrections Finance, LP, GEO Re-Entry Services, LLC, Cornell Interventions OS, LLC, GEO Corrections and Detention, LLC, GEO MCF LP, LLC, MCF GP, LLC, Protocol Criminal Justice, Inc., Cornell Companies, Inc., Correctional Properties LLC, GEO Reentry, Inc., GEO/DEL/R/02, Inc., GEO International Services, Inc., GEO/DEL/T/02, Inc., Highpoint Investments LLC, GEO Reentry Services of Alaska, Inc., GEO Care LLC, GEO CC1 Inc., GEO CC2 Inc., GEO CC3 Inc., BI Mobile Breath, Inc. and Clearstream Development LLC

as Initial Guarantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 18, 2016

to the Indenture dated as of September 25, 2014

6.00% Senior Notes due 2026

THE GEO GROUP, INC.

RECONCILIATION AND TIE BETWEEN TRUST INDENTURE ACT OF 1939 AND INDENTURE

Trust Indenture Act Section	Indenture Section
§ 310	6.05
(a)(1)	6.09, 6.12
(a)(2)	6.09
(a)(3)	6.15
(b)	6.08, 6.10
§ 311	6.05
(a)	6.13
(b)	6.13
§ 312(a)	7.01
(b)	7.02
(c)	7.02
§ 313(a)	7.03(a)
(b)	7.03(a)
(c)	6.02, 7.03(a)
(d)	7.03(b)
§ 314(a)	10.04
(a)(4)	10.04(e)
(c)(1)	1.03
(c)(2)	1.03
(e)	1.03
§ 315	5.12, 6.01, 6.03, 9.03
(a)	6.01
(b)	6.02
(c)	6.01(a)
(d)	6.01, 6.03
(e)	5.14
§ 316(a)(last sentence)	1.01 (“Outstanding”)
(a)(1)(A)	5.02, 5.12
(a)(1)(B)	5.13, 9.02
(b)	5.08
(c)	1.05
§ 317(a)(1)	5.03
(a)(2)	5.04
(b)	10.03
§ 318(a)	1.08

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Supplemental Indenture.

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SECTION THREE

ADDITIONAL TERMS OF THE SUPPLEMENTAL INDENTURE

I.	INTERPRETATION OF BASE AND SUPPLEMENTAL INDENTURE	40

II.	CONFLICT OF ANY PROVISION OF INDENTURE WITH TRUST INDENTURE ACT	41

III.	SUCCESSORS AND ASSIGNS	41

IV.	SEVERABILITY	41

V.	BENEFITS OF INDENTURE	41

VI.	GOVERNING LAW	41

VII.	DEFINITIONS	41

VIII.	DUPLICATE ORIGINALS	41

APPENDIX A	PROVISIONS RELATING TO INITIAL NOTES

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SECOND SUPPLEMENTAL INDENTURE, dated as of April 18, 2016 (the “Supplemental Indenture”), among THE GEO GROUP, INC., a corporation duly organized and existing under the laws of the State of Florida (herein called, the “Company”), the Initial Guarantors set forth on Schedule A hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (herein called, the “Trustee”) to the Indenture, dated as of September 25, 2014, between the Company and the Trustee (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee entered into the Base Indenture to provide for the issuance from time to time of senior debt securities (including instruments in global, temporary or definitive form) to be issued in one or more series (hereinafter called the “Securities”);

WHEREAS, Section 9.01 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form of any Security, as permitted by Section 2.01 of the Base Indenture, and to provide for the issuance of the Notes (as defined below), as permitted by Section 3.01 of the Base Indenture, and to set forth the terms thereof;

WHEREAS, pursuant to Section 2.01 of the Base Indenture, the Company desires to execute this Supplemental Indenture to establish the form and pursuant to Section 3.01 of the Base Indenture to provide for the issuance of a series of its senior notes designated as 6.00% Senior Notes due 2026 (the “Initial Notes”), in an aggregate principal amount of $350,000,000, to be guaranteed as provided herein by the Guarantors. The Initial Notes are a series of Securities as referred to in Section 3.01 of the Base Indenture;

WHEREAS, the Company may, as set forth in this Indenture and in the Initial Notes, issue an unlimited aggregate principal amount of additional notes under this Indenture (the “Additional Notes” and, together with the Initial Notes, the “Notes”). The Initial Notes and the Additional Notes, if any, will be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, all references in this Indenture to the Notes include any Additional Notes actually issued;

WHEREAS, this Supplemental Indenture shall be subject to and governed by the provisions of the Trust Indenture Act;

WHEREAS, all things necessary have been done by the Company and each of the Guarantors to make this Supplemental Indenture, when executed and delivered by the Company and each of the Guarantors, a valid, binding and legal instrument;

WHEREAS, all things necessary have been done by the Company and each of the Guarantors to make the Notes, when executed by the Company and authenticated and delivered in accordance with the provisions of this Indenture, the valid obligations of the Company and each of the Guarantors; and

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

SECTION ONE

APPLICATION OF SUPPLEMENTAL INDENTURE

AND CREATION OF THE INITIAL NOTES

I.	Application of This Supplemental Indenture.

Notwithstanding any other provision of this Supplemental Indenture, all provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under this Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, will be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

II.	Effect of Supplemental Indenture.

With respect to the Notes only, the Base Indenture shall be supplemented pursuant to Section 9.01 thereof to establish the terms of the Notes as set forth in this Supplemental Indenture.

To the extent that the provisions of this Supplemental Indenture conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

For the purposes of this Supplemental Indenture and the Notes, all reference in this Supplemental Indenture and the Base Indenture to (i) the date of this Indenture shall be construed as references to the date of this Supplemental Indenture and (ii) Securities shall be construed as references to the Notes, in each case, unless the context otherwise requires.

III.	Rules of Construction.

Unless the context otherwise requires:

(a)	the terms defined in this Supplemental Indenture have the meanings assigned to them in the Supplemental Indenture and include the plural as well as the singular;

(b)	all terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein unless the provisions of this Indenture modify the meaning of any such term and the provisions of the Trust Indenture Act permit such modification;

(c)	all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(e)	references to any Article, Section or other subdivision in this Supplemental Indenture, unless otherwise described, are references to an Article, Section or subdivision of the Base Indenture as supplemented by this Supplemental Indenture.

IV.	The Trustee

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

SECTION TWO

AMENDMENT OF THE BASE INDENTURE

I.	Changes to Article I of the Base Indenture: Definitions and Other Provisions of General Application

Set forth below are the changes to Article I of the Base Indenture: Definitions and Other Provisions of General Application:

(A) Section 1.01 of the Base Indenture shall be amended to add new definitions thereto in appropriate alphabetical sequence, as follows:

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” has the meaning set forth in the preamble to the Supplemental Indenture.

“Affiliate Transaction” has the meaning set forth in Section 10.11(a) of this Indenture.

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of (1) 1.0% of the principal amount of such Note, and (2) the excess, if any, of (a) the present value as of such Redemption Date of (i) the Redemption Price of such Note on April 15, 2021 (such Redemption Price being set forth in Section 11.01(c)), plus (ii) all required interest payments due on such Note through April 15, 2021 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Asset Sale” means:

(1)	the sale, lease, transfer, conveyance or other disposition of any assets or rights; provided, that, the sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by Section 10.14 and/or Section 8.01 and not by Section 10.10; and

(2)	the issuance or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves the sale of assets or the issuance or sale of Equity Interests of a Restricted Subsidiary having a fair market value of less than $20.0 million;

(2)	a transfer of assets by the Company to any of its Restricted Subsidiaries or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents; and

(6)	a Restricted Payment or Permitted Investment that is permitted by Section 10.07.

“Asset Sale Offer” has the meaning set forth in Section 10.10(d) of this Indenture.

“Asset Swap” means an exchange of assets other than cash, Cash Equivalents or Equity Interests of the Company or any Subsidiary by the Company or a Restricted Subsidiary of the Company for:

(1)	one or more Permitted Businesses;

(2)	a controlling equity interest in any Person that becomes a Restricted Subsidiary whose assets consist primarily of one or more Permitted Businesses; and/or

(3)	one or more real estate properties.

“Base Indenture” has the meaning set forth in the preamble to the Supplemental Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) (“Government Securities”) having maturities of not more than one year from the date of acquisition;

(3)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest ratings obtainable from either Moody’s or Standard & Poor’s with maturities of 12 months or less from the date of acquisition;

(4)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having the highest rating obtainable from Moody’s or Standard & Poor’s and in each case maturing within one year after the date of acquisition;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	with respect to any Foreign Subsidiary, deposit accounts held by such Foreign Subsidiary in local currency at local commercial banks or savings banks or saving and loan associations in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, assignment, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company, any Restricted Subsidiary or any Parent Company;

(2)	the approval by the holders of the Voting Stock of the Company or any Parent Company of a plan relating to the liquidation or dissolution of the Company or any Parent Company or, if no such approval is required, the adoption of a plan by the Company or any Parent Company relating to the liquidation or dissolution of the Company or any Parent Company;

(3)	the consummation of any transaction (including without limitation any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a Parent Company, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company;

(4)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of all classes of Voting Stock of the Company, other than in each case, in connection with any transaction or series of transactions in which the Company shall become a Wholly Owned Subsidiary of a Parent Company; or

(5)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning set forth in Section 10.14(a) of this Indenture.

“Change of Control Payment” has the meaning set forth in Section 10.14(a) of this Indenture.

“Change of Control Payment Date” has the meaning set forth in Section 10.14(a) of this Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period; plus, in each case, to the extent deducted in computed Consolidated Net Income,

(1)	losses realized by such Person and its Restricted Subsidiaries in connection with sales of assets outside the ordinary course of business; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), net of Non-Recourse Interest Payments received in cash by the Company or any Restricted Subsidiary relating to any Non-Recourse Project Financing Indebtedness up to the amount of interest expense for such Non-Recourse Project Financing Indebtedness; plus

(4)	proceeds actually received from any business interruption insurance; plus

(5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash payments in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the Net Income of any Person acquired during such period for any period prior to the date of such acquisition shall be excluded;

(4)	the cumulative effect of a change in accounting principles shall be excluded;

(5)	the Net Income or loss of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(6)	any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation, and one-time compensation charges and any expenses directly attributable to the implementation of cost saving initiatives) shall be excluded;

(7)	any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(8)	the amount of any restructuring charge, integration costs or other business optimization expenses or reserve shall be excluded;

(9)	any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, shall be excluded;

(10)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded; and

(11)	any fees, expenses or charges related to any equity offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness not prohibited from being incurred by this Indenture (including a refinancing thereof), whether or not completed or successful, shall be excluded, including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Agreement and (ii) any amendment or other modification of the Notes, the 5 7⁄8% Senior Notes due 2022, the 5 1⁄8% Senior Notes due 2023, the 5.875% Senior Notes due 2024 and the Credit Agreement.

“Consolidated Tangible Assets” means the total assets, less goodwill and other intangibles shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of this Indenture in the book value of any asset (except any such intangible assets) owned by the Company or any of the Restricted Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any Transaction Date with respect to any Person, the ratio of:

(1)	the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, to

(2)	the aggregate amount of Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such Person’s most recently ended four full fiscal quarters immediately preceding such Transaction Date for which internal financial statements are available.

The Consolidated Total Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio”, including any pro forma adjustments to Indebtedness and Consolidated Cash Flow.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date of this Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Covenant Suspension Event” has the meaning set forth in Section 10.19(a) of this Indenture.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of August 27, 2014, by and among the Company, GEO Corrections Holdings, Inc., BNP Paribas, as Administrative Agent, BNP Paribas Securities Corp., as Lead Arranger, and the lenders who are, or may from time to time become, a party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (and/or amended and restated) as of the date of this Indenture and as may be further amended (and/or amended and restated), modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, with the same or different lenders (including, without limitation, any amendment, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum amount of the loans made or to be made thereunder).

“Designated Asset” means any facility used in a Permitted Business owned or leased by the Company or any Restricted Subsidiary that is subject to a Governmental Authority’s option to purchase or right of reversion under the related Designated Asset Contract.

“Designated Asset Contract” means (a) contracts or arrangements in existence on the date of this Indenture with respect to the following facilities under which a Governmental Authority has the right to purchase such facility for the Designated Asset Value of such facility, or with respect to which there is a right of reversion of all or a portion of the Company’s or a Restricted Subsidiary’s ownership or leasehold interest in such facility: Western Region Detention Facility at San Diego; Central Arizona Correctional Facility; Arizona State Prison Phoenix; Robert A. Deyton Detention Facility; Lawton Correctional Facility; Arizona State Prison Florence; Arizona State Prison Kingman; Abraxas Youth Center (So. Mountain, PA); and Leadership Development Program (So. Mountain, PA); and (b) a contract that is acquired or entered into after the date of this Indenture under which a Governmental Authority has an option to purchase a Designated Asset from the Company or a Restricted Subsidiary for a Designated Asset Value or a right of reversion of all or a portion of the Company’s or such Restricted Subsidiary’s ownership or leasehold interest in such Designated Asset, provided that such contract is acquired or entered into in the ordinary course of business and is preceded by (i) a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that the acquisition or entering into of such contract has been approved by a majority of the members of the Board of Directors or (ii) an Officers’ Certificate certifying that the acquisition or entering into of such contract has been approved by the Chief Executive Officer of the Company and, in either case, the option to purchase or right of reversion in such contract is on terms the Board of Directors, or the Chief Executive Officer, as applicable, has determined to be reasonable and in the best interest of the Company taking into account the transaction contemplated thereby or by the acquisition thereof.

“Designated Asset Value” means the aggregate consideration to be received by the Company or a Restricted Subsidiary as set forth in a Designated Asset Contract.

“Designated Non-Cash Consideration” means the fair market value of total consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the Company’s principal executive officer or principal financial officer, less the amount of cash or Cash Equivalents received in connection with the Asset Sale.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.07.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States (but not the laws of Puerto Rico) or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor.

“Equity Offering” means an offering of Capital Stock (other than Disqualified Stock or Capital Stock that by its terms has a preference in liquidation or as to dividends over any other Capital Stock) of the Company (other than (1) an offering pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company and (2) an offering with aggregate net proceeds to the Company of less than $35.0 million).

“Excess Proceeds” has the meaning set forth in Section 10.10(d) of this Indenture.

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Indenture, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of original issue discount, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, net of Non-Recourse Interest Payments received in cash by the Company or any Restricted Subsidiary relating to any Non-Recourse Project Financing Indebtedness up to the amount of interest expense for such Non-Recourse Project Financing Indebtedness, but excluding amortization of debt issuance costs and non-cash interest expense imputed on convertible debt instruments pursuant to APB No. 14-1; plus

(2)	any interest expense on Indebtedness of another Person to the extent such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period, provided, however, that interest expense, if any, attributable to any Non-Recourse Project Financing Indebtedness computed on a pro forma basis, shall be computed giving pro forma effect to any Non-Recourse Interest Payments related to such Non-Recourse Project Financing Indebtedness, provided, further, that the obligation to make such Non-Recourse Interest Payments commences with the incurrence of the corresponding Non-Recourse Project Financing Indebtedness.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; provided that, for purposes of calculating the Fixed Charge Coverage Ratio with respect to the Company, such calculations on a pro forma basis may, notwithstanding anything to the contrary in this Indenture or Regulation S-X, include adjustments to reflect the amount of cost savings, operational improvements and synergies projected by the Company in good faith to be realized as a result of actions taken or expected to be taken within 12 months (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided further, that (x) such cost savings, operational improvements and synergies are reasonably identifiable and factually supportable, (y) such cost savings, operational improvements and synergies are expected to be realized within 18 months of the date thereof in connection with such actions and (z) the aggregate amount of cost savings, operational improvements and synergies added pursuant to this proviso shall not exceed 15.0% of Consolidated Cash Flow on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Transaction Date;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“Funds From Operations” for any period means the Consolidated Net Income of the Company and the Restricted Subsidiaries for such period determined in conformity with GAAP after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment) and other Real Estate Assets of the Company and the Restricted Subsidiaries and excluding (to the extent such amount was deducted in calculating such Consolidated Net Income):

(1)	gains or losses from (a) the restructuring or refinancing of Indebtedness or (b) sales of properties;

(2)	non-cash asset impairment charges;

(3)	non-cash charges related to redemptions of preferred stock of the Company;

(4)	any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of the Company and any of its Subsidiaries;

(5)	the amortization of financing fees and the write-off of financing costs;

(6)	any other non-cash charges associated with the sale or settlement of any Hedging Obligations; and

(7)	amortization of intangible assets relating to acquisitions.

“Guarantors” means (i) the Initial Guarantors and any other Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture and its respective successors and assigns until released in accordance with the terms of this Indenture and (ii) any Parent Company and any parent entity of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture and its respective successors and assigns.

“incur” has the meaning set forth in Section 10.09(a) of this Indenture.

“Initial Guarantors” means the Restricted Subsidiaries of the Company that Guarantee the Notes on the date the Notes are originally issued, as set forth on Schedule A hereto, all of which are signatories to the Supplemental Indenture.

“Initial Notes” has the meaning set forth in the preamble to the Supplemental Indenture.

“Issue Date” means the first date Notes are issued under this Indenture.

“Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any sale of assets outside the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

(3)	any loss resulting from impairment of goodwill recorded on the consolidated financial statements of such Person pursuant to ASC 350 “Intangibles - Goodwill and Other Intangible Assets”;

(4)	any loss resulting from the change in fair value of a derivative financial instrument pursuant to ASC 815 “Derivative and Hedging”; and

(5)	amortization of debt issuance costs.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(i)	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(ii)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(iii)	amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale,

(iv)	any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and

(v)	so long as after giving pro forma effect to any such distribution and so long as no Default or Event of Default shall have occurred and be continuing, the amount required to be distributed to the holders of the Company’s (or any direct or indirect Parent Company’s) Capital Stock as a result of such Asset Sale in order for the Company (or any such Parent Company) to maintain its status as a REIT or to enable the Company (or any such Parent Company) to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by the Company to its shareholders, with such distribution to be made as and when determined by the Company, whether during or after the end of, the relevant calendar year.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock, property or assets of the Company or any of its Restricted Subsidiaries.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Notes” has the meaning set forth in the preamble to the Supplemental Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer Amount” has the meaning set forth in Section 11.09 of this Indenture.

“Offer Period” has the meaning set forth in Section 11.09 of this Indenture.

“Parent Company” means any Person so long as such Person (i) holds, directly or indirectly, 100% of the total voting power of the Capital Stock of the Company and (ii) provides a Note Guarantee; and at and after the time such Person acquired such voting power, (x) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall be or become a Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Capital Stock of such Person and (y) each of the total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities of such Person, determined on a consolidated basis in accordance with GAAP, but excluding in each case amounts related to its investment in the Company, as shown in the most recent fiscal quarter financial statements of such Person (measured on a most recent trailing four fiscal quarter basis with respect to revenues, income from continuing operations before income taxes and cash flows from operating activities), is not more than 3.0% of such Person’s corresponding consolidated amount determined in accordance with GAAP.

“Payment Default” has the meaning set forth in Section 5.01(h) of this Indenture.

“Permitted Business” means the business conducted by the Company and its Subsidiaries on the date of this Indenture and businesses reasonably related thereto or ancillary or incidental thereto or a reasonable extension thereof, including the provision of services or goods to Governmental Authorities, or any change in the business of the Company (or any Parent Company) and its Subsidiaries necessary to continue to qualify as a REIT.

“Permitted Debt” has the meaning set forth in Section 10.09(b) of this Indenture.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary (other than a Project Financing Subsidiary);

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person (other than a Project Financing Subsidiary), if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary (other than a Project Financing Subsidiary); or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary (other than a Project Financing Subsidiary);

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.10;

(5)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(6)	Hedging Obligations entered into the ordinary course of business and not for any speculative purpose;

(7)	other Investments in any other Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) not to exceed: (a) $125.0 million; plus (b) the net reductions in Investments made pursuant to this clause (7) resulting from distributions on or repayments of such Investments or from the net cash proceeds from the sale or other disposition of any such Investment; provided, that, the net reduction in any Investment shall not exceed the amount of such Investment;

(8)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(9)	loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary not to exceed $7.5 million outstanding at any one time for all loans or advances under this clause (9);

(10)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(11)	Investments in existence on the date of this Indenture;

(12)	Investments that are made or received in exchange for Equity Interests (other than Disqualified Stock) of the Company;

(13)	Investments in South African Services Pty Ltd. having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (13) not to exceed $50.0 million;

(14)	any Investments made or acquired with the net cash proceeds of a substantially concurrent issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

(15)

any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary, in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of first issuance of the Notes (but, to the extent that any Investment made pursuant to this clause (15) since the date of first issuance of the Notes is sold or otherwise liquidated for cash, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment) not to exceed 20% of Consolidated Tangible Assets; provided that the Company, a Restricted Subsidiary of the Company that is a Wholly Owned Subsidiary or a Permitted Joint Venture has entered, or concurrently with any such Investment, enters into or assumes a Government Operating Agreement with respect to assets of such Person that are used or useful in a Permitted Business;

(16)	Investments consisting of the financing of the sale of equipment (including capital leases) to customers in connection with any contract for services entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(17)	Investments in the Ravenhall Project Subsidiaries not to exceed $150.0 million.

“Permitted Joint Venture” means any Person that is engaged in a Permitted Business and in which the Company or any of its Restricted Subsidiaries directly owns (A) at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person and (B) at least 50% of the Equity Interests in such Person.

“Permitted Liens” means:

(1)	Liens on any assets (including real or personal property) of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations under Credit Facilities that were permitted to be incurred by the terms of this Indenture;

(2)	Liens in favor of the Company or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) incurred under clause (4) of Section 10.09(b) covering only the assets acquired with such Indebtedness;

(7)	Liens existing on the date of this Indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that, any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens securing Permitted Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(10)	Attachment or judgment Liens not giving rise to a Default or an Event of Default;

(11)	Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(12)	Liens incurred with respect to obligations that do not exceed $35.0 million at any one time outstanding;

(13)	pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary or deposits or cash or Government Securities to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14)	Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(15)	encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of the Company or a Restricted Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or such Restricted Subsidiary;

(16)	Liens securing Hedging Obligations so long as the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

(17)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(18)	normal customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(19)	Liens on assets of a Project Financing Subsidiary securing Non-Recourse Project Financing Indebtedness of such Project Financing Subsidiary and Liens on any Government Operating Agreement securing Non-Recourse Project Financing Indebtedness related to the facility that is the subject of such Government Operating Agreement; and

(20)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than property that is the subject of a Sale and Leaseback Transaction).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in repayment of, exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, repay, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness and Disqualified Stock of the Company or a Restricted Subsidiary); provided, that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, repaid, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded; and

(4)	such Indebtedness is incurred either by the Company or by any Restricted Subsidiary who is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded.

“Purchase Date” has the meaning set forth in Section 11.09 of this Indenture.

“Ravenhall Project Subsidiaries” means, collectively, GEO Australasia Holdings Pty Ltd, GEO Australasia Finance Holdings Pty Ltd, GEO Australasia Finance Holding Trust, GEO Ravenhall Holdings Pty Ltd, GEO Ravenhall Finance Holdings Pty Ltd, GEO Ravenhall Finance Holding Trust, GEO Ravenhall Pty Ltd, GEO Ravenhall Finance Pty Ltd, GEO Ravenhall Trust, GEO Ravenhall Finance Trust, Ravenhall Finance Co. Pty Ltd, and any direct or indirect subsidiary of the foregoing entities, in each case to the extent a Subsidiary of the Company.

“REIT” means a real estate investment trust.

“Repurchase Offer” has the meaning set forth in Section 11.09 of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 10.07(a) of this Indenture.

“Supplemental Indenture” means the second supplemental indenture, dated as of April 18, 2016, among The GEO Group Inc., the Initial Guarantors named therein and Wells Fargo Bank, National Association relating to the Notes.

“Suspension Period” has the meaning set forth in Section 10.19(b) of this Indenture.

“Transaction Date” means, with respect to the incurrence of any Indebtedness by the Company or any Restricted Subsidiary, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means as of any Redemption Date of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to April 15, 2021; provided, however, that if the period from the Redemption Date to April 15, 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to April 15, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unoccupied Facility” means any prison facility owned by the Company or a Restricted Subsidiary which for the fifty-two week period ending on the date of measurement has had an average occupancy level of less than 15%.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at the time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” table under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described in Section 10.09 hereof, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount was initially incurred in such currency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, or liquidation preference, as the case may be, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

(B) Section 1.01 of the Base Indenture shall be amended so that the following definitions in the Base Indenture shall be deleted in their entirety and replaced with the following:

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, project financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended (and/or amended and restated), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, but excluding, in each case any debt securities.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and including the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of all Investments in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 10.07(c). The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 10.07(c).

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property with a book value in excess of $15.0 million now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to another Person and the Company or a Restricted Subsidiary leases it from such Person other than a lease properly characterized pursuant to GAAP as a Capital Lease Obligation, other than transfers and leases among the Company and any Restricted Subsidiaries or among Restricted Subsidiaries.

“Unrestricted Subsidiary” means (a) CSC of Tacoma, LLC, GEO International Holdings, LLC, WCC Financial, Inc., WCC Development, Inc., GEO/FL/01, Inc., GEO/FL/02, Inc., GEO/FL/03, Inc., GEO Design Services, Inc., The GEO Group UK Ltd., The GEO Group Ltd., South African Custodial Holdings Pty. Ltd., The GEO Group Australasia Pty, Ltd., GEO Australasia Pty, Ltd., The GEO Group Australia Pty, Ltd., Australasian Correctional Investment Pty, Ltd., Pacific Rim Employment Pty, Ltd., Canadian Correctional Management, Inc., Miramichi Youth Center Management, Inc., The GEO Group New Zealand Limited, South African Custodial Services Pty, Ltd., South African Custodial Management Pty, Ltd., GEO Australian Management Services Pty, Ltd. f/k/a Pacific Rim Employment Pty, Ltd. (No. 2), Australasian Correctional Services Pty, Ltd., Sentencing Concepts, Inc., GEO Custodial Ltd. (Mauritius), BI Puerto Rico, Inc., Wackenhut Corrections Corporation N.V., GEO Amey PECS Ltd., and the Ravenhall Project Subsidiaries; and (b) any other Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; and (c) any direct or indirect Subsidiary of any Subsidiary described in clauses (a) or (b).

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of the Company in such Subsidiary complies with Section 10.07.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 10.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 10.09, the Company will be in default of such Section 10.09. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 10.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

(C) The following shall be added to the Base Indenture as Section 1.22:

Section 1.22 No Personal Liability of Directors, Officers, Employees, Stockholders, Members and Partners.

No director, officer, manager, employee, incorporator, stockholder, member or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, this Indenture or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

II.	Changes to Article II of the Base Indenture: Security Forms

Appendix A to this Supplemental Indenture and the exhibit thereto are hereby incorporated in and expressly made part of the Base Indenture. Set forth below are the changes to Article II of the Base Indenture: Security Forms:

(A) Section 2.01 of the Base Indenture shall be amended to include the following as an additional paragraph:

Provisions relating to the Initial Notes are set forth in Appendix A hereto which is hereby incorporated in, and expressly made part of, this Indenture. The Initial Notes and the Trustee’s certificate of authentication thereof shall be substantially in the form of Exhibit 1 to Appendix A hereto, which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication and shall show the date of its issuance. The terms of the Notes set forth in Appendix A and the exhibits thereto are part of the terms of this Indenture.

III.	Changes to Article III of the Base Indenture: The Securities

Set forth below are the changes to Article III of the Base Indenture: The Securities:

(A) The following paragraph shall be inserted at the end of Section 3.03 of the Base Indenture:

The Trustee shall authenticate Notes for original issue on the Issue Date in the aggregate principal amount of $350,000,000 and, at any time and from time to time thereafter, the Trustee shall authenticate Notes for original issue in an aggregate principal amount specified in a Company Order. The Company Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated and, in the case of an issuance of Additional Notes pursuant to Section 3.13 after the Issue Date, shall certify that such issuance is in compliance with Section 10.09. At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of a Company Order, authenticate Notes for original issue in aggregate principal amount specified in such Company Order.

(C) The following shall be added to the Base Indenture as Section 3.13:

Section 3.13 Issuance of Additional Notes.

After the Issue Date, the Company shall be entitled, subject to its compliance with Section 10.09, to issue Additional Notes under this Indenture in an unlimited aggregate principal amount, which Notes shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price. The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in a Board Resolution of the Board of Directors and a Company Order, a copy of each which shall be delivered to the Trustee, the following information:

(1)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 10.09 that the Company is relying on to issue such Additional Notes; and

(2)	the issue price, the issue date and the CUSIP number of such Additional Notes.

The Trustee shall have the right to decline to authenticate and deliver any Additional Notes under this Section 3.13 if the Trustee determines that such action may not lawfully be taken by the Company or if the Trustee in good faith by its Board of Directors or Responsible Officers shall determine that such action would expose the Trustee to personal liability to existing Holders.

IV.	Changes to Article IV of the Base Indenture: Defeasance and Covenant Defeasance

Pursuant to Section 3.01 of the Base Indenture, the Notes shall be subject to defeasance and covenant defeasance as specified under Article IV of the Base Indenture.

Set forth below are the changes to Article IV of the Base Indenture: Defeasance and Covenant Defeasance:

(A) Section 4.03 of the Base Indenture shall be deleted in its entirety and replaced with the following:

Section 4.03 Covenant Defeasance.

Upon the Company’s exercise of the option applicable to this Section 4.03 with respect to the Notes, the Company shall be released from its obligations under Sections 10.07, 10.08, 10.09, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, 10.17, 10.18 and 10.19 and clause (4) of Section 8.01(a), in each case, with respect to the Defeased Securities, on and after the date the conditions set forth in Section 4.04 below are satisfied (hereinafter, “covenant defeasance”), and the Defeased Securities shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such Securities shall not be deemed outstanding for accounting purposes), and the Events of Default under Section 5.01(c), (d), (g), (h) and (i) shall cease to be in full force and effect with respect to the applicable series of Securities. For this purpose, such covenant defeasance means that, with respect to the Defeased Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 5.01 but, except as specified above, the remainder of this Indenture and such Defeased Securities shall be unaffected thereby.

V.	Changes to Article V of the Base Indenture: Remedies

Set forth below are the changes to Article V of the Base Indenture: Remedies:

(A) Clause (c) of Section 5.01 of the Base Indenture shall be deleted in its entirety and replaced with the following:

(c) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or a Guarantor, if any, applicable to such series of Securities (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in Subsections (a), (b) or (g)) and such default or breach shall continue for a period of 60 consecutive days after written notice to the Company has been given;

(B) The word “and” at the end of clause (e) of Section 5.01 of the Base Indenture shall be deleted; the “.” at the end of clause (f)(iii) of Section 5.01 of the Base Indenture shall be replaced with “;” and clause (g) of Section 5.01 of the Base Indenture shall be deleted in its entirety and replaced with the following clauses (g), (h) and (i):

(g) failure by the Company or any Restricted Subsidiary to comply with Section 10.14, Section 10.10 or Section 8.01;

(h) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(a) is caused by a failure to make any payment due at final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; and

(i) failure by the Company or any Restricted Subsidiary to pay final judgments not covered by insurance aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days.

VI.	Changes to Article VI of the Base Indenture: The Trustee

[Reserved.]

VII.	Changes to Article VII of the Base Indenture: Holders’ Lists and Reports by Trustee

[Reserved.]

VIII. Changes	to Article VIII of the Base Indenture: Consolidation, Merger, Sale of Assets

Set forth below are the changes to Article VIII of the Base Indenture: Consolidation, Merger, Sale of Assets:

(A) Section 8.01 of the Base Indenture shall be deleted in its entirety and replaced with the following:

Section 8.01 Merger, Consolidation or Sale of Assets.

(a) The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in an assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) no Default or Event of Default exists;

(4) the Company or the other Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.09(a) or (b) have a Fixed Charge Coverage Ratio that would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company or the other Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made will have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, lease, conveyance, transfer, or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of this Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

(b) Clause (4) of Section 8.01(a) shall not apply to: (a) a transaction the principal purpose of which is to change the state of organization of the Company and that does not have as one of its purposes the evasion of such clause, (b) a sale, transfer or other disposition of assets between or among the Company and any of its Restricted Subsidiaries or (c) any merger or consolidation of a Restricted Subsidiary into the Company.

(B) The following shall be added to the Base Indenture as Section 8.02:

Section 8.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, in accordance with Section 8.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company) and may exercise all rights and powers of, the Company under this Indenture with the same effect as if such successor Person had been named as the company herein.

IX.	Changes to Article IX of the Base Indenture: Supplemental Indentures

Set forth below are the changes to Article IX of the Base Indenture: Supplemental Indentures:

(A) Clause (j) of Section 9.01 of the Base Indenture shall be renumbered as clause (k), clause (i) of Section 9.01 of the Base Indenture shall be renumbered as clause (j) and the following shall be added to Section 9.01 of the Base Indenture as clause (i) thereof:

(i) to provide for the issuance of Additional Notes in accordance with the limitations of this Indenture;

(B) Clause (j) of Section 9.02 of the Base Indenture shall be renumbered as clause (k), clause (i) of Section 9.02 of the Base Indenture shall be renumbered as clause (j) and the following shall be added to Section 9.02 of the Base Indenture as clause (i) thereof:

(i) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 10.10 after the obligation to make an Asset Sale Offer has arisen or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 10.14, after a Change of Control has occurred including, in each case, amending, changing or modifying any definition relating thereto;

X.	Changes to Article X of the Base Indenture: Covenants

Set forth below are the changes to Article X of the Base Indenture: Covenants:

(A) The following two paragraphs shall be inserted at the end of Section 10.01 of the Base Indenture:

Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

(B) The following Sections shall be added to Article X of the Base Indenture in their corresponding numerical sequence as follows:

Section 10.05 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, any material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 10.06 [Reserved].

Section 10.07 Restricted Payments.

(a)	The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s, or any Restricted Subsidiary’s, Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions payable (A) in Equity Interests (other than Disqualified Stock) of the Company or (B) to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated to the Notes or any Note Guarantee, except a payment of interest or principal to the Company or any Restricted Subsidiary or except any payment made at the Stated Maturity thereof (or any payment, purchase or other acquisition, in anticipation of satisfying a sinking fund obligation, principal installment or final maturity due within one year); or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.09(a); and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after March 19, 2013 (excluding Restricted Payments permitted by Sections 10.07(c)(2) through (8) and including the net amount of any Restricted Payment permitted pursuant to Section 10.07(b)), is less than the sum, without duplication, of:

(a)	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis for the period (taken as one accounting period) from January 1, 2013, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(b)(i)

100% of the aggregate net cash proceeds plus (ii) 100% of the aggregate fair market value of any Permitted Business or assets used or useful in a Permitted Business (other than Restricted Investments), in each case, to the extent received by the Company since March 19, 2013 as a contribution to its common equity capital or in consideration of the issuance of Equity Interests of the Company (other than Disqualified Stock), except to the extent used to make an Investment pursuant to clause (12) or (14) of the definition of Permitted Investments, or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment that was made after March 19, 2013 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after March 19, 2013, the lesser of (i) the fair market value of the Company’s or any Restricted Subsidiary’s Investment in such Subsidiary as of the date of such redesignation or (ii) the fair market value of the Company’s or any Restricted Subsidiary’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary to the extent such Investment was treated as a Restricted Payment, plus the amount of any Investments made in such Subsidiary subsequent to such designation (or in the case of any Subsidiary that was an Unrestricted Subsidiary as of March 19, 2013, subsequent to March 19, 2013) to the extent any such Investment was treated as a Restricted Payment by the Company or any Restricted Subsidiary; plus

(e)	100% of any other dividends or other distributions received by the Company or a Restricted Subsidiary since March 19, 2013 from an Unrestricted Subsidiary of the Company to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period in an amount not to exceed the amount of Restricted Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary.

(b) Notwithstanding Section 10.07(a), the Company and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution or take other action (that would have otherwise been a Restricted Payment) that is necessary to maintain the Company’s or any direct or indirect parent company of the Company’s status as a REIT under the Code or to enable the Company or any such parent company to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by the Company or any such parent company to its shareholders, with such distribution to be made as and when determined by the Company, whether during or after the end of the relevant calendar year, provided that if such distribution is to be made to a direct or indirect parent company of the Company, such parent company shall (a) become a Guarantor and (b) declare or pay a dividend or make a distribution to its shareholders substantially concurrent with, and in an amount not less than, the distribution received by such parent company, in each case, so long as no Default or Event of Default shall have occurred and be continuing.

(c) So long as no Default has occurred and is continuing or would be caused thereby, Sections 10.07(a) and (b) shall not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of Section 10.07(a);

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase of Equity Interests deemed to occur upon (a) exercise of stock options to the extent that shares of such Equity Interests represent a portion of the exercise price of such options and (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith;

(6)	the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary held by any member of the Company’s (or any Restricted Subsidiary’s) management; provided that the aggregate amount expended pursuant to this clause (6) shall not exceed $10.0 million in any twelve-month period;

(7)	Restricted Payments not otherwise permitted in an amount not to exceed $150.0 million; and

(8)	Restricted Payments made, if, at the time of the making of such Restricted Payment, and after giving effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment), the Consolidated Total Leverage Ratio of the Company would not exceed 3.50 to 1.00.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 10.07 shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee. Except with respect to a Restricted Payment permitted by clauses (1) through (8) above in this Section 10.07(c), the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. Not later than the date on which such Restricted Payment was made, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 10.07 were computed.

Section 10.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company, shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the restrictions set forth in Section 10.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and the Credit Facilities as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided, that, the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2)	this Indenture and the Notes;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)	customary non-assignment provisions of any contract or agreement entered into in the ordinary course of business and customary provisions restricting subletting or transfer of any interest in real or personal property contained in any lease or easement agreement of the Company or any Restricted Subsidiary;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in Section 10.08(a)(3);

(7)	any agreement for the sale or other disposition of all or substantially all of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition of all or substantially all of the assets or Capital Stock of such Restricted Subsidiary;

(8)	Permitted Refinancing Indebtedness; provided, that, the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness with respect to dividends and other payments are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 10.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	any Indebtedness incurred in compliance with Section 10.09 by any Foreign Subsidiary or any Guarantor, or any agreement pursuant to which such Indebtedness is issued, if the encumbrance or restriction applies only to such Foreign Subsidiary or Guarantor and only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Board of Directors of the Company) and the Board of Directors of the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to pay interest or principal on the Notes; or

(13)	an arrangement or circumstance arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary.

Section 10.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any Restricted Subsidiary to issue any Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness or issue Disqualified Stock and any Foreign Subsidiary may incur Indebtedness, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Section 10.09(a) shall not prohibit the incurrence of any of the following items of Indebtedness or the issuance of Disqualified Stock, as set forth below (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $1,900.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under the Credit Agreement and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, pursuant to Section 10.10;

(2)	the incurrence by the Company and any Restricted Subsidiary of Existing Indebtedness;

(3)	the incurrence by the Company of Indebtedness represented by the Notes to be issued on the date of this Indenture and any Guarantees thereof by any Guarantor;

(4)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) $100.0 million and (ii) 5.0% of Consolidated Tangible Assets, at any time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 10.09(a) or clauses (2), (3) or (5) of this Section 10.09(b);

(6)	the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and any Restricted Subsidiary; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and

(ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding or for hedging foreign currency exchange risk, in each case to the extent the Hedging Obligations are incurred in the ordinary course of the Company’s financial management and not for any speculative purpose;

(8)	the guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 10.09;

(9)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 10.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness, including Indebtedness represented by letters of credit for the account of the Company or any Restricted Subsidiary, incurred in respect of workers’ compensation claims, self-insurance obligations, performance, proposal, completion, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; provided, that the underlying obligation to perform is that of the Company or its Restricted Subsidiaries and not that of the Company’s Unrestricted Subsidiaries; provided further, that such underlying obligation is not in respect of borrowed money;

(11)	the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $125.0 million;

(12)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness, including but not limited to Indebtedness represented by letters of credit for the account of the Company or any Restricted Subsidiary, arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of the Company or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition;

(13)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of incurrence;

(14)	the issuance of preferred stock of a Restricted Subsidiary to the Company that is pledged to secure the Credit Agreement, provided that any subsequent transfer that results in such preferred stock being held by a Person other than the Company or a Restricted Subsidiary shall be deemed to constitute an issuance of preferred stock not permitted by this clause (14);

(15)	the incurrence of Acquired Debt (but not any Indebtedness incurred in connection with, or in contemplation of such other Person merging with or into, or becoming a Subsidiary of, the Company); provided, however, that on the date such Person becomes a Subsidiary or is acquired by the Company and after giving pro forma effect thereto, (x) the Company would have been entitled to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio in Section 10.09(a) or (y) the Fixed Charge Coverage Ratio would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(16)	Guarantees by the Company or any Restricted Subsidiary of Indebtedness of any Unrestricted Subsidiary, provided that the aggregate principal amount of such Guarantees of Indebtedness of any Unrestricted Subsidiary shall not exceed the greater of (i) $75.0 million and (ii) 5.0% of Consolidated Tangible Assets at any time outstanding.

(c) For purposes of determining compliance with any restriction on the incurrence of Indebtedness where the Indebtedness incurred is not denominated in U.S. dollars, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of incurrence of such Indebtedness; provided, however, that if any such Indebtedness not denominated in U.S. dollars is subject to a Hedging Obligation with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Hedging Obligation. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Hedging Obligation, in which case the Permitted Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (ii) the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Permitted Refinancing Indebtedness is incurred.

(d) For purposes of determining compliance with this Section 10.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) of Section 10.09(b) above, or is entitled to be incurred pursuant to Section 10.09(a), the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 10.09. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under this Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

(e) The Company shall not, and shall not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Note Guarantee on substantially identical terms; provided, however, that no Indebtedness of the Company or any Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 10.10 Asset Sales.

(a) The Company shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (except in respect of Designated Assets sold pursuant to a Designated Asset Contract);

(2)	the fair market value or Designated Asset Value, as applicable, in the case of any Asset Sales or series of related Asset Sales having a fair market value of $50.0 million or more, is determined by the Company’s Board of Directors and evidenced by a resolution of the Company’s Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (3) only, each of the following shall be deemed to be cash:

(a)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the applicable Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	notes or other obligations or Indebtedness actually received by the Company or any such Restricted Subsidiary as consideration for the sale or other disposition of a Designated Asset pursuant to a contract with a governmental or quasi-governmental agency, but only to the extent that such notes or other obligations or Indebtedness were explicitly required to be included, or permitted to be included solely at the option of the purchaser, in such consideration pursuant to such contract;

(d)	100% of Indebtedness actually received by the Company or any Restricted Subsidiary as consideration for the sale or other disposition of an Unoccupied Facility; and

(e)	any Designated Non-Cash Consideration received by the Company or any such Restricted Subsidiary in the Asset Sale, in an aggregate amount in any fiscal year of the Company (measured on the date such Designated Non-Cash Consideration was received without giving effect to subsequent changes in value), when taken together with all other Designated Non-Cash Consideration received as consideration pursuant to this clause (e) during such fiscal year (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-Cash Consideration), not to exceed $50.0 million.

(b) Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may engage in Asset Swaps; provided that,

(1)	immediately after giving effect to such Asset Swap, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.09(a) and

(2)	the Board of Directors of the Company determines that the fair market value of the assets received by the Company or the Restricted Subsidiary in the Asset Swap is not less than the fair market value of the assets disposed of by the Company or such Restricted Subsidiary in such Asset Swap and such determination is evidenced by a Board Resolution set forth in an Officers’ Certificate delivered to the Trustee.

(c) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply those Net Proceeds, at its option:

(1)	to repay permanently Indebtedness under the Credit Agreement (and with respect to Net Proceeds of a Restricted Subsidiary that is not a Guarantor, Indebtedness of such Restricted Subsidiary) and, if the Indebtedness permanently repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire, or enter into a definitive agreement to acquire, all or substantially all of the assets of, a Permitted Business or a majority of the Voting Stock of a Person engaged in a Permitted Business, provided that such Person becomes a Restricted Subsidiary and provided, further, however, in the case of a definitive agreement, that such acquisition closes within 120 days of such 360 day period;

(3)	to make a capital expenditure in or that is used or useful in a Permitted Business (provided that the completion of (i) construction of new facilities, (ii) expansions to existing facilities and (iii) repair or construction of damaged or destroyed facilities, in each case, which commences within such 360 days may extend for an additional 360 day period if the Net Proceeds to be used for such construction, expansion or repair are committed specifically for such activity within such 360 days); or

(4)	to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in clause (c) of this Section 10.10, or that the Company determines will not be applied or invested as provided in clause (c) of this Section 10.10, shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and, at the Company’s option, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase on a pro rata basis the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 10.10 and any other provisions of this Indenture applicable to Asset Sales, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 10.10 and any other provisions of this Indenture applicable to Asset Sales by virtue of such conflict.

Section 10.11 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 10.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b)	except with respect to leases of facilities entered into in the ordinary course of business with a Wholly Owned Subsidiary, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 10.11(a):

(1)	indemnity agreements and reasonable employment arrangements (including severance and retirement agreements) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, in each case approved by the disinterested members of the Board of Directors of the Company;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

(4)	sales of Equity Interests (other than Disqualified Stock) of the Company;

(5)	Permitted Investments and Restricted Payments that are permitted by Section 10.07;

(6)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Company and its Restricted Subsidiaries; and

(7)	any pledge of any Government Operating Agreement to secure Non-Recourse Project Financing Indebtedness related to the facility that is the subject of such Government Operating Agreement.

Section 10.12 Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured on an equal and ratable or prior basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

Section 10.13 Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 10.14 Offer to Repurchase upon a Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes, on the date (the “Change of Control Payment Date”) specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures set forth in Section 11.09 and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to such Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 10.14 by virtue of such conflict.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 10.14, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 10.14 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Section 10.15 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated shall be deemed to be Investments made as of the time of the designation, subject to the limitations on Restricted Payments. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default; provided, that, such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 10.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 10.16 Payments for Consent.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 10.17 Sale and Leaseback Transactions.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in Section 10.09(a) and (b) incurred a Lien to secure such Indebtedness pursuant to Section 10.12;

(2)	the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

(3)	the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 10.10.

Section 10.18 Additional Note Guarantees.

(a) The Notes shall initially be fully and unconditionally guaranteed by each of the Initial Guarantors as set forth in Article XIII and may be guaranteed by additional Subsidiaries of the Company pursuant to this Section 10.18.

(b) The Company shall not permit any of its Restricted Subsidiaries which are not Guarantors directly or indirectly, to Guarantee the payment of (i) any Indebtedness of the Company or any Guarantor under any Credit Facility or (ii) any Indebtedness of the Company or any Guarantor evidenced by bonds, notes or other debt securities in an aggregate principal amount of $100 million or more, unless, in each case, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Note Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness.

Section 10.19 Changes in Covenants When Notes Rated Investment Grade.

(a) If on any date following the date of this Indenture:

(1)	the Notes are rated Baa3 or better by Moody’s or BBB- or better by Standard & Poor’s (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing (clauses (1) and (2) collectively, a “Covenant Suspension Event”),

then, beginning on that day and subject to the provisions of Section 10.19(b), the following Sections shall be suspended:

(a)	Section 10.10;

(b)	Section 10.07;

(c)	Section 10.09;

(d)	Section 10.08;

(e)	Section 10.15;

(f)	Section 10.11;

(g)	Section 8.01(4);

(h)	Section 10.17(1)(a) and (3); and

(i)	Section 10.13;

(b) During any period that the foregoing Sections specified in Section 10.19(a) have been suspended (a “Suspension Period”), the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 10.15 unless such designation would have been permitted if a Suspension Period had not been in effect at such time.

(c) Notwithstanding the provisions of Section 10.19(a) and (b) above, if the rating assigned by such rating agency should subsequently decline and the Notes are not rated Baa3 or better by Moody’s nor BBB- or better by Standard & Poor’s (or if either such agency ceases to rate the Notes, the equivalent investment grade credit rating from another nationally recognized statistical rating organization), the foregoing Sections specified in Section 10.19(a) shall be reinstated as of and from the date of such rating decline. Calculations under the reinstated Section 10.07 shall be made as if Section 10.07 had been in effect since the date of this Indenture except that no default shall be deemed to have occurred solely by reason of a Restricted Payment made while that Section 10.07 was suspended. Notwithstanding that the suspended Sections specified in Section 10.19(a) may be reinstated, no default shall be deemed to have occurred as a result of a failure to comply with such suspended Sections during any Suspension Period.

(d) The Company shall give prompt written notice of any Covenant Suspension Event and the termination of any Covenant Suspension Event to the Trustee.

XI.	Changes to Article XI of the Base Indenture: Redemption of Securities

Set forth below are the changes to Article XI of the Base Indenture: Redemption of Securities:

(A) Section 11.01 of the Base Indenture shall be deleted in its entirety and replaced with the following:

Section 11.01 Rights of Redemption.

(a) At any time on or prior to April 15, 2019, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Outstanding Notes issued under this Indenture (including any Additional Notes) at a Redemption Price of 106.000% of their principal amount, plus accrued and unpaid interest, if any, to the Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided, that: (1) at least 65% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b) At any time prior to April 15, 2021, the Company may, at its option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a Redemption Price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest, if any, to the Redemption Date.

(c) Except as set forth in clauses (a) and (b) of this Section 11.01, the Company shall not have the option to redeem the Notes pursuant to this Section 11.01 prior to April 15, 2021. On or after April 15, 2021, the Company may, at its option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the 12-month period beginning on April 15 of the years indicated below:

Year	Percentage
2021	103.000%
2022	102.000%
2023	101.000%
2024 and thereafter	100.000%

(d) Any redemption pursuant to this Section 11.01 shall be made pursuant to the provisions of Sections 11.02 through 11.08 hereof.

(B) Section 11.03 of the Base Indenture shall be deleted in its entirety and replaced with the following:

Section 11.03 Election to Redeem; Notice to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 11.01 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.

(C) Section 11.06 of the Base Indenture shall be deleted in its entirety and replaced with the following:

Section 11.06 Deposit of Redemption Price.

(a) One Business Day prior to the Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Redemption Price of and (except if the Redemption Date shall be an Interest Payment Date or Special Payment Date) accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of, and accrued interest on, all Notes to be redeemed. The Paying Agent shall promptly mail or deliver to Holders of Notes so redeemed payment in an amount equal to the Redemption Price of the Notes.

(b) If the Company complies with the provisions of the preceding clause (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Regular Record Date (or Special Record Date) but on or prior to the related Interest Payment Date (or Special Payment Date), then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date (or Special Record Date, as the case may be). If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding clause (a), interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.08 hereof.

(D) The following shall be added to the Base Indenture as Section 11.09:

Section 11.09 Repurchases.

In the event that, pursuant to Sections 10.10 or 10.14 hereof, the Company shall be required to commence an offer to all Holders to purchase their respective Notes (a “Repurchase Offer”), it shall follow the procedures specified below.

The Repurchase Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Sections 10.10 and 10.14 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Repurchase Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a Regular Record Date (or Special Record Date, as applicable) and on or before the related Interest Payment Date (or Special Payment Date, as the case may be), any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date (or Special Record Date, as the case may be), and no additional interest shall be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Company shall send, by first class mail (or, as long as the Notes are in the form of a Global Security, electronically in accordance with procedures of the Depositary), a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer. The Repurchase Offer shall be made to all Holders. The notice, which shall govern the terms of the Repurchase Offer, shall state:

(i) that the Repurchase Offer is being made pursuant to this Section 11.09 and Section 10.10 or Section 10.14 hereof, and the length of time the Repurchase Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note (or portion thereof) accepted for payment pursuant to the Repurchase Offer shall cease to accrete or accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in principal amounts of $2,000 or in integral multiples of $1,000 in excess thereof only;

(vi) that Holders electing to have a Note purchased pursuant to any Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis or in accordance with the procedures of the Depositary (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book entry transfer).

On the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes (or portions thereof) tendered pursuant to the Repurchase Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes (or portions thereof) were accepted for payment by the Company in accordance with the terms of this Section 11.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder, as the case may be, and accepted by the Company for purchase, and the Company shall promptly issue a new Note. The Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount at maturity equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the respective Holder thereof. The Company shall publicly announce the results of the Repurchase Offer as soon as practicable after the Purchase Date.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Repurchase Offer.

Other than as specifically provided in this Section 11.09, any purchase pursuant to this Section 11.09 shall be made pursuant to the provisions of Sections 11.02 through 11.08 hereof.

(E) The following shall be added to the Base Indenture as Section 11.10:

Section 11.10 No Mandatory Redemption or Sinking Fund.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

XII.	Changes to Article XII of the Base Indenture: Satisfaction and Discharge

[Reserved.]

XIII. Changes	to Article XIII of the Base Indenture: Guarantees

Set forth below are the changes to Article XIII of the Base Indenture: Guarantees:

(A) Section 13.01 of the Base Indenture shall be deleted in its entirety and replaced with the following:

Section 13.01 Guarantee.

(a) On the Issue Date, all of the Initial Guarantors shall Guarantee the obligations of the Company under the Notes and this Indenture as provided in this Article XIII. On the Issue Date, all of the Company’s Subsidiaries that Guarantee the Company’s obligations under the Credit Agreement are the Initial Guarantors under this Indenture. Subject to this Article XIII, each of the Guarantors (including the Initial Guarantors and any other Subsidiary that may become a Guarantor) hereby, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture or under the Notes, that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Company to the Holders or the Trustee under this Indenture or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations under this Indenture shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture or except as provided in Section 13.05 of this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in, but subject to the provisions of, Article V of this Indenture, for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article V of this Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(B) The following shall be added to Article XIII of the Base Indenture as follows:

Section 13.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XIII, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 13.03. Execution and Delivery of a Supplemental Indenture Relating to a Note Guarantee.

(a) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 13.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(b) If an Officer whose signature is on this Indenture or on a supplemental indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(c) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(d) If required by Section 10.18 hereof, the Company shall cause such Subsidiaries to execute supplemental indentures to this Indenture in accordance with Section 10.18 hereof and this Article XIII, to the extent applicable.

Section 13.04. Guarantors May Consolidate, Etc., on Certain Terms.

(a) A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(i) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(B) such sale or other disposition or consolidation or merger complies with Section 10.10 hereof.

(b) In case of any such consolidation, merger, sale or conveyance governed by Section 13.04(a)(ii)(A), upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by a Guarantor, such successor Person shall succeed to and be substituted for a Guarantor with the same effect as if it had been named herein as a Guarantor.

Section 13.05. Release of a Guarantor.

(a) Any Guarantor shall be released and relieved of any obligations under its Note Guarantee hereunder,

(i) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with Section 10.10 hereof;

(ii) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(iii) upon defeasance or covenant defeasance of the Notes as permitted under this Indenture; or

(iv) upon the release or termination (other than a termination or release resulting from the payment thereon) of such Guarantor’s Guarantee, if any, of (a) all Indebtedness of the Company or any Guarantor under any Credit Facility and (b) all Indebtedness of the Company or any Guarantor evidenced by bonds, notes or other debt securities in an aggregate principal amount of $100 million or more.

(b) Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that one of the foregoing requirements has been satisfied and the conditions to the release of a Guarantor under this Section 13.05 have been met, the Trustee shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Note Guarantee.

(c) Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XIII.

SECTION THREE

ADDITIONAL TERMS OF THE SUPPLEMENTAL INDENTURE

I.	Interpretation of Base and Supplemental Indenture

The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture supersede any similar provisions included in the Base Indenture unless not permitted by law.

II.	Conflict of Any Provision of Indenture with Trust Indenture Act

If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

III.	Successors and Assigns

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

IV.	Severability

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

V.	Benefits of Indenture

Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

VI.	Governing Law

This Supplemental Indenture and each Note shall be deemed to a contract made under the laws of the State of New York and this Supplemental Indenture and each such Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would apply any other law.

VII.	Definitions

All terms used in this Supplemental Indenture not otherwise defined herein that are defined in the Base Indenture shall have the meanings set forth therein.

VIII.	Duplicate Originals

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and attested, all as of the day and year first above written.

THE GEO GROUP, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Senior Vice President and Chief Financial Officer

[Signature Page – The GEO Group Inc. Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

[Signature Page – The GEO Group Inc. Supplemental Indenture]

GEO CORRECTIONS HOLDINGS, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

CORRECTIONAL SERVICES CORPORATION, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

CORRECTIONAL PROPERTIES PRISON FINANCE LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

CPT LIMITED PARTNER, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

CPT OPERATING PARTNERSHIP L.P.
By: GEO Acquisition II, Inc., as General Partner

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

[Signature Page – The GEO Group Inc. Supplemental Indenture]

GEO ACQUISITION II, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President – Finance

GEO HOLDINGS I, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President

GEO RE HOLDINGS LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Senior Vice President and Treasurer

GEO TRANSPORT, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Treasurer

PUBLIC PROPERTIES DEVELOPMENT AND
LEASING LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

CCG I, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

CORNELL ABRAXAS GROUP OS, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

[Signature Page – The GEO Group Inc. Supplemental Indenture]

CORNELL CORRECTIONS MANAGEMENT, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

CORNELL CORRECTIONS OF ALASKA, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

CORNELL COMPANIES OF CALIFORNIA OS, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

CORNELL COMPANIES OF TEXAS OS, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

CORNELL INTERVENTIONS OS, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

CORRECTIONAL SYSTEMS, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

WBP LEASING, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

[Signature Page – The GEO Group Inc. Supplemental Indenture]

GEO MCF LP, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

MUNICIPAL CORRECTIONS FINANCE, L.P.,
By: MCF GP, LLC, as General Partner

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

GEO CORRECTIONS AND DETENTION, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

GEO RE-ENTRY SERVICES, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

GEO OPERATIONS, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance and Chief Financial Officer

[Signature Page – The GEO Group Inc. Supplemental Indenture]

BII HOLDING CORPORATION

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

BII HOLDING I CORPORATION

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

BEHAVIORAL HOLDING CORP.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

BEHAVIORAL ACQUISITION CORP.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

B.I. INCORPORATED

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

MCF GP, LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

[Signature Page – The GEO Group Inc. Supplemental Indenture]

CORNELL CORRECTIONS OF CALIFORNIA, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

CORNELL CORRECTIONS OF RHODE ISLAND, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

CORNELL CORRECTIONS OF TEXAS, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

CORNELL INTERVENTIONS, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

CORNELL ABRAXAS GROUP, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

PROTOCOL CRIMINAL JUSTICE, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President - Finance

CORRECTIONAL PROPERTIES LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

[Signature Page – The GEO Group Inc. Supplemental Indenture]

GEO REENTRY, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

GEO/DEL/R/02, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

GEO INTERNATIONAL SERVICES, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

GEO/DEL/T/02, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

HIGHPOINT INVESTMENTS LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

GEO REENTRY SERVICES OF ALASKA, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

GEO CARE LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

[Signature Page – The GEO Group Inc. Supplemental Indenture]

GEO CC1 INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

GEO CC2 INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

GEO CC3 INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President and Chief Financial Officer

BI MOBILE BREATH, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President – Finance

CLEARSTREAM DEVELOPMENT LLC

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President – Finance and Chief Financial Officer

CORNELL COMPANIES, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President – Finance and Chief Financial Officer

[Signature Page – The GEO Group Inc. Supplemental Indenture]

Schedule A

Initial Guarantors

GEO RE Holdings LLC

Correctional Services Corporation, LLC

Correctional Systems, LLC

CCG I, LLC

Cornell Abraxas Group, Inc.

Cornell Corrections Management, LLC

Cornell Corrections of Alaska, Inc.

Cornell Corrections of California, Inc.

Cornell Interventions, Inc.

Cornell Corrections of Texas, Inc.

Cornell Corrections of Rhode Island, Inc.

WBP Leasing, LLC

CPT Limited Partner, LLC

CPT Operating Partnership L.P.

Correctional Properties Prison Finance LLC

Public Properties Development and Leasing LLC

GEO Holdings I, Inc.

GEO Acquisition II, Inc.

GEO Transport, Inc.

BII Holding Corporation

BII Holding I Corporation

Behavioral Holding Corp.

Behavioral Acquisition Corp.

B.I. Incorporated

Cornell Companies of Texas OS, LLC

Cornell Companies of California OS, LLC

Cornell Abraxas Group OS, LLC

GEO Corrections Holdings, Inc.

GEO Operations, LLC

Municipal Corrections Finance, LP

GEO Re-Entry Services, LLC

Cornell Interventions OS, LLC

GEO Corrections and Detention, LLC

GEO MCF LP, LLC

MCF GP, LLC

Protocol Criminal Justice, Inc.

Cornell Companies, Inc.

Correctional Properties LLC

GEO Reentry, Inc.

GEO/DEL/R/02, Inc.

GEO International Services, Inc.

GEO/DEL/T/02, Inc.

Highpoint Investments LLC

GEO Reentry Services of Alaska, Inc.

GEO Care LLC

GEO CC1 Inc.

GEO CC2 Inc.

GEO CC3 Inc.

BI Mobile Breath, Inc.

Clearstream Development LLC

Schedule A-1

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

1.	Definitions

1.1	Definitions.

Capitalized terms used in this Appendix and not otherwise defined shall have the meanings provided in the Indenture. For the purposes of this Appendix A and the Indenture as a whole, the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note that does not include the Global Notes Legend.

“Depositary” means The Depository Trust Company, its nominees and their respective successors or another Person designated as Depositary by the Company, which must be a clearing agency registered under the Exchange Act.

“Global Notes Legend” means the legend set forth under that caption in Exhibit 1 to this Appendix.

“Initial Notes” means $350,000,000 aggregate principal amount of 6.00% Senior Notes due 2026 issued on the Issue Date.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.

“Securities Act” means the Securities Act of 1933, as amended.

“Underwriting Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Underwriting Agreement dated as of April 11, 2016, among the Company, the Initial Guarantors and the representatives for the Underwriters and (2) any other similar purchase or underwriting agreement relating to Additional Notes.

“Underwriters” means (1) with respect to the Initial Notes issued on the Issue Date, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, BNP Paribas Securities Corp., HSBC Securities (USA) Inc., TD Securities (USA) LLC, Fifth Third Securities, Inc. and Regions Securities LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related underwriting agreement.

1.2	Other Definitions.

Term:	Defined in Section:
“Global Note”	2.1(b)

2.	The Notes

2.1	Form and Dating.

(a) The Initial Notes issued on the date hereof were offered and sold by the Company pursuant to the Underwriting Agreement to the Underwriters. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more Underwriting Agreements in accordance with applicable law.

(b) Global Notes. The Initial Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Global Note”) without interest coupons and bearing the Global Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee.

(c) Definitive Notes. Except as provided in Section 2.2 or 2.3, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

2.2 Transfer and Exchange. (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Security Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Security Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, together with written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated Notes pursuant to Section 2.3, the Company shall issue and the Trustee shall authenticate, in accordance with Section 3.03 of the Indenture, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Security Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Security Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(d) Legend.

Each Definitive Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE SECURITY REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(e) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(f) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Security Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.04 or 9.06 of the Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Security Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Security Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates, opinions and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.3 Definitive Notes.

(a) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 and any greater integral multiple of $1,000 thereof and registered in such names as the Depositary shall direct.

(b) Subject to the provisions of Section 2.2(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(c) In the event of the occurrence of any of the events specified in Section 3.6 of the Indenture, the Company will promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT 1

To

APPENDIX A

[Face of Note]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 3.06 AND APPENDIX A OF THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Appendix A, Exhibit 1-1

CUSIP: 36162J AB2

ISIN: US36162JAB26

No. [ ]	**$ **

THE GEO GROUP, INC.

6.00% Senior Notes due 2026

Issue Date: April 18, 2016

The GEO Group, Inc., a Florida corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO., or its registered assigns, the principal sum of [Amount of Note] on April 15, 2026.

Interest Payment Dates: April 15 and October 15, commencing October 15, 2016.

Regular Record Dates: April 1 and October 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Appendix A, Exhibit 1-2

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

THE GEO GROUP, INC.

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the 6.00% Senior Notes due 2026 referred to in the within-mentioned Indenture (as such Indenture may be supplemented or amended).

Dated:

Wells Fargo Bank, National Association, as Trustee

By:
Authorized Signatory

Appendix A, Exhibit 1-3

[Reverse Side of Note]

THE GEO GROUP, INC.

6.00% Senior Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Company promises to pay interest on the principal amount of this Note at 6.00% per annum from the date hereof until maturity. The Company shall pay interest semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2016. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company shall pay interest on the Notes (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 3.08 of the Indenture with respect to Defaulted Interest. The Notes shall be payable as to principal, premium and interest at the office or agency of the Paying Agent and Security Registrar maintained for such purpose in The City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Security Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of September 25, 2014 (the “Base Indenture”) between the Company and the Trustee, as supplemented by a Second Supplemental Indenture, dated as of April 18, 2016 (the “Supplemental Indenture”, and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), among the Company, the Initial Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

5. Optional Redemption. (a) At any time on or prior to April 15, 2019, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Outstanding Notes issued under the Indenture (including any Additional Notes) at a Redemption Price of 106.000% of their principal amount, plus accrued and unpaid interest, if any, to the Redemption Date, with the net cash proceeds of one or more Equity

Appendix A, Exhibit 1-4

Offerings; provided, that: (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b) At any time prior to April 15, 2021, the Company may, at its option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a Redemption Price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest, if any, to the Redemption Date.

(c) Except as set forth in clauses (a) and (b) of this paragraph 5, the Company shall not have the option to redeem the Notes pursuant to this paragraph 5 prior to April 15, 2021. On or after April 15, 2021, the Company may, at its option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the 12-month period beginning on April 15 of the years indicated below:

Year	Percentage
2019	103.000%
2020	102.000%
2021	101.000%
2022 and thereafter	100.000%

6. Repurchase at Option of Holder. (a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described in the Indenture (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes, on the Change of Control Payment Date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures set forth in Section 11.09 of the Indenture and described in such notice.

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply those Net Proceeds, at its option: (1) to repay permanently Indebtedness under the Credit Agreement (and with respect to Net Proceeds of a Restricted Subsidiary that is not a Guarantor, Indebtedness of such Restricted Subsidiary) and, if the Indebtedness permanently repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; (2) to acquire, or enter into a definitive agreement to acquire, all or substantially all of the assets of, a Permitted Business or a majority of the Voting Stock of a Person engaged in a Permitted Business, provided that such Person becomes a Restricted Subsidiary and provided, further, however, in the case of a definitive agreement, that such acquisition closes within 120 days of such 360 day period; (3) to make a capital expenditure in or that is used or useful in a Permitted Business (provided that the completion of (i) construction of new facilities, (ii) expansions to existing facilities and (iii) repair or construction of damaged or destroyed facilities, in each case, which commences within such 360 days may extend for an additional 360 day period if the Net Proceeds to be used for such construction, expansion or repair are committed specifically for such activity within such 360 days); or (4) to acquire other long-term assets that are used or useful in a Permitted Business. Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph 6(b), or that the Company determines will not be applied or invested as provided in the preceding sentence of this paragraph 6(b), shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company shall make an Asset Sale Offer to all Holders of Notes and, at the Company’s option, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds

Appendix A, Exhibit 1-5

of sales of assets, to purchase on a pro rata basis the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

7. Selection and Notice of Redemption. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis (based on amounts tendered), by lot or by such method as the Trustee deems fair and appropriate in accordance with DTC procedures. The Trustee shall promptly notify the Company and the Security Registrar in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the principal amount thereof to be redeemed. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. Subject to Section 11.06 of the Indenture, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of them called for redemption.

8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes.

9. Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

10. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and Additional Notes, if any, voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then Outstanding Notes and Additional Notes, if any, voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to conform the text of the Indenture, or any Notes or any Note Guarantee, to any provision of the description of such securities in any offering memorandum with respect thereto to the extent that such provision in the description of such Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes or any Note Guarantee as evidenced in an Officers’ Certificate, to allow a Guarantor to execute a supplemental indenture for the purpose of providing a guarantee of any Notes in accordance with the provisions of the Indenture or any indenture supplemental to the Indenture, to establish the form or terms of Securities of any series as permitted by the Indenture, which is not yet issued, to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Securities

Appendix A, Exhibit 1-6

pursuant to Section 4.02 or 4.03 of the Indenture, provided that any such actions shall not adversely affect the interests of Holders of Securities of such series in any material respect, to evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Securities of any series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee or to provide for the issuance of Additional Notes in accordance with the limitations of the Indenture.

11. Defaults and Remedies. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all Outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then Outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then Outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

12. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

13. No Recourse Against Others. No director, officer, manager, employee, incorporator, stockholder, member or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under this Note, the Indenture or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

14. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

The GEO Group, Inc.

One Park Place

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Facsimile: (561) 999-7657

Attention: Brian Evans

Appendix A, Exhibit 1-7

With a copy to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, Florida 33131

Facsimile: (305) 374-5095

Attention: Esther L. Moreno

Appendix A, Exhibit 1-8

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                             (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Appendix A, Exhibit 1-9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 10.10 or 10.14 of the Indenture, check the appropriate box below:

☐    Section 10.10                 ☐    Section 10.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 10.10 or Section 10.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Appendix A, Exhibit 1-10

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Note Custodian

Appendix A, Exhibit 1-11